Exhibit 99.1

Piedmont Natural Gas Announces Third Quarter Results,
Stock Split, Regular Dividend, Reaffirms 2004 Guidance
and Initiates 2005 Guidance

CHARLOTTE, N.C., August 27 /PRNewswire-FirstCall/ — Charlotte-based Piedmont Natural Gas (NYSE: PNY) announced results for its third fiscal quarter ended July 31, 2004. For the quarter, the Company reported a seasonal loss of $8.2 million and ($0.21) diluted loss per share, compared with a $9.7 million loss and a ($0.29) diluted loss per share for the same quarter in 2003. For the nine months ended July 31, 2004, net income was $107.7 million and diluted earnings per share were $2.92, compared with $79.3 million and $2.37 for the prior nine-month period, respectively.

System throughput in the third quarter totaled 35.8 million dekatherms, compared with throughput of 17.6 million dekatherms for the previous year’s quarter primarily due to the acquisition of North Carolina Natural Gas (NCNG) on September 30, 2003, and continued customer growth. Compared with the historical Piedmont customer base, the NCNG customer base includes relatively higher gas deliveries to lower margin industrial and power generation customers.

Margin for the quarter totaled $69.7 million compared with $49.3 million for the prior-year quarter. The margin increase is primarily attributable to the NCNG acquisition, rate increases for the NCNG and Nashville Gas divisions that became effective November 1, 2003, and customer growth. Operations and maintenance expenses increased from the prior-year quarter primarily due to the acquisition of NCNG.

Other income, net of income taxes, was $3.1 million for the quarter, compared with $2.0 million for the third quarter of the prior year. The increase is primarily related to the avoidance of summer seasonal propane losses due to the sale of the Company’s propane interests during the first fiscal quarter of this year. The Company’s interest in SouthStar Energy Services LLC, which is primarily engaged in the unregulated retail natural gas market in Georgia, contributed $1.6 million to net income in the third quarter compared with $1.5 million in the third quarter of the prior year, or $0.04 per share in both quarters. Two other joint ventures, Pine Needle LNG and Cardinal Pipeline, contributed combined earnings per share of $0.02 in the third quarters of 2004 and 2003.

“Our acquisition of NCNG is generating solid income growth for our shareholders. We continue to enjoy good internal customer growth and focus on our core natural gas distribution business while adding shareholder value with attractive returns from complementary non-utility joint venture investments,” commented Chairman, President and Chief Executive Officer Thomas E. Skains.

Stock Split and Dividend Declared

The Board of Directors today declared a 2-for-1 stock split of the Company’s common stock, subject to regulatory approval by the North Carolina Utilities Commission. The stock split will be in the form of a 100% stock dividend to shareholders of record at the close of business on October 11, 2004. The additional shares will be distributed beginning October 29, 2004. The split will not change the proportionate interest a shareholder has in the Company. Upon completion of the split, the Company will have approximately 77 million shares outstanding.

“With individuals owning about 65% of our stock, we believe our trading range after the split will make purchasing our stock even easier. We also would expect the improved liquidity to help our institutional owners,” commented Mr. Skains.

For the third fiscal quarter ended July 31, 2004, the post-split diluted loss per share would be ($0.11) compared with ($0.14) for the prior year third quarter. For the nine-months ended July 31, 2004, post-split diluted earnings per share would be $1.46, compared with $1.19 for the prior nine-month period.

In separate action today, the Board declared a cash dividend on common stock of $0.43 per share on a pre-split basis. The dividend is payable October 15, 2004, to holders of record on September 24,

2004. The Company has paid a cash dividend every year since 1956 and has increased the dividend for 26 consecutive years.

Fiscal 2004 Earnings Guidance Reaffirmed

Piedmont Natural Gas reaffirms its fiscal year 2004 earnings guidance provided on June 4, 2004. The earnings from continuing operations is expected to be in the range of $2.35 to $2.45 per diluted share on a pre-split basis. The fiscal year 2004 earnings guidance on a post-split basis is $1.18 to $1.23 per diluted share. Management continues to direct the earnings guidance towards the upper end of the range.

The 2004 earnings guidance excludes non-recurring items related to the sale of its propane interests and the resolution of certain disproportionate sharing issues related to the SouthStar venture, both of which were reported in the first fiscal quarter. The fiscal year 2004 earnings-per-share impacts of these two items are expected to be increases of $0.08 and $0.04 on a pre-split basis, and $0.04 and $0.02 on a post-split basis, respectively.

The earnings guidance includes the earnings-per-share accretion related to the NCNG acquisition, integration and permanent financing. Also included are general rate increases for the NCNG and Nashville Gas divisions that became effective November 1, 2003, and management’s assessment of the negative impacts that high wholesale natural gas prices have on the Company’s earnings. The guidance also includes the effect of funding the Piedmont Natural Gas Foundation announced in a separate press release.

Initiating Fiscal 2005 Earnings Guidance

Piedmont Natural Gas is initiating its guidance for fiscal year 2005 earnings from continuing operations in the range of $2.45 to $2.60 per diluted share on a pre-split basis. The fiscal year 2005 earnings guidance range on a post-split basis is $1.23 to $1.30 per diluted share.

The 2005 earnings guidance assumes normal weather, a relatively stable economy and wholesale natural gas prices during fiscal year 2005 in the range of prices that have prevailed during fiscal year 2004. No general rate case activity is expected that would impact 2005 earnings in any of the Company’s jurisdictions.

The fiscal year 2005 utility capital budget is $163.7 million, which includes $6.2 million related to Piedmont’s 50% equity interest in Eastern North Carolina Natural Gas Company. The capital budget also includes investments in technology related to internal process improvements scheduled to begin implementation during fiscal year 2005.

Conference Call

In conjunction with the third quarter earnings release, you are invited to listen to the conference call that will be broadcast live over the Internet on Monday, August 30, 2004, at 2:30 p.m. Eastern Daylight Time, hosted by Chairman, President and Chief Executive Officer Thomas E. Skains. Simply log on to the web at www.piedmontng.com and click on Investor Relations, then on Presentations. The conference call will be archived on the web site.

Piedmont Natural Gas
Summary of Operations
(in thousands except per share amounts and degree days)

Three Months Ended	July 31		% Increase
	2004	2003	(Decrease)
	(Unaudited)
Operating Revenues	$214,750	$140,132	53%
Cost of Gas	145,022	90,832	60%
Margin	69,728	49,300	41%
Operations and Maintenance Expenses	47,803	37,692	27%
Depreciation	20,886	15,336	36%
General Taxes	6,974	6,032	16%
Utility Income Taxes	(7,400)	(7,890)	6%
Operating Income	1,465	(1,870)	178%
Other Income (Expense), net	3,067	1,966	56%
Utility Interest Charges	12,664	9,773	30%
Income Before Minority Interest	(8,132)	(9,677)	16%
Less Minority Interest	25	—	—
Net Income	($8,157)	($9,677)	16%
Average Shares of Common Stock (Pre-Split):
Basic	38,218	33,461	14%
Diluted	38,218	33,461	14%
Earnings Per Share of Common Stock (Pre-Split):
Basic	($0.21)	($0.29)	28%
Diluted	($0.21)	($0.29)	28%
System Throughput — Dekatherms	35,784	17,615	103%
Gas Customers Billed in July	854	718	19%
System Average Degree Days — Actual	29	58	-50%
System Average Degree Days — Normal	57	58	-2%
Percent Normal Degree Days	51%	100%	-49%

Nine Months Ended	July 31		% Increase
	2004	2003	(Decrease)
	(Unaudited)
Operating Revenues	$1,315,933	$1,041,397	26%
Cost of Gas	903,870	720,389	25%
Margin	412,063	321,008	28%
Operations and Maintenance Expenses	148,014	114,068	30%
Depreciation	61,549	45,895	34%
General Taxes	20,397	18,779	9%
Utility Income Taxes	57,385	43,889	31%
Operating Income	124,718	98,377	27%
Other Income (Expense), net	19,275	11,012	75%
Utility Interest Charges	36,199	30,070	20%
Income Before Minority Interest	107,794	79,319	36%
Less Minority Interest	70	—	—
Net Income	$107,724	$79,319	36%
Average Shares of Common Stock (Pre-Split):
Basic	36,797	33,327	10%
Diluted	36,888	33,439	10%
Earnings Per Share of Common Stock (Pre-Split):
Basic	$2.93	$2.38	23%
Diluted	$2.92	$2.37	23%
System Throughput — Dekatherms	167,229	124,064	35%
Gas Customers Billed in July	854	718	19%
System Average Degree Days — Actual	3,215	3,439	-7%
System Average Degree Days — Normal	3,291	3,294	0%
Percent Normal Degree Days	98%	104%	-6%

Forward-Looking Statement

This press release contains forward-looking statements. These statements are based on management’s current expectations and information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, economic conditions, competition from other providers of similar products and other uncertainties, all of which are difficult to predict and some of which are beyond our control. For these reasons, you should not rely on these forward-looking statements when making investment decisions. The words “expect,” “believe,” “project,” “anticipate,” “intend,” “should,” “could”, “will” and variations of such words and similar expressions are intended to identify forward-looking statements. We do not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise. More information about the risks and uncertainties relating to these forward-looking statements may be found in Piedmont’s filings with the SEC on Forms 10-K and Forms 10-Q, which are available on the SEC’s website at http://www.sec.gov.

Media Contact: David L. Trusty of Piedmont Natural Gas 704-731-4391, or david.trusty@piedmontng.com

Investor Contact: Headen B. Thomas of Piedmont Natural Gas 704-731-4438, or headen.thomas@piedmontng.com

About Piedmont Natural Gas

Piedmont Natural Gas (NYSE:PNY) is an energy services company primarily engaged in the distribution of natural gas to 940,000 residential, commercial and industrial utility customers in North Carolina, South Carolina and Tennessee, including 60,000 customers served by municipalities who are wholesale customers. Its subsidiaries are invested in joint venture, energy-related businesses, including unregulated retail natural gas marketing, interstate natural gas storage, intrastate natural gas transportation and regulated natural gas distribution. More information about Piedmont Natural Gas is available on the Internet at www.piedmontng.com.

SOURCE Piedmont Natural Gas Company